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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Platinum TECHNOLOGY International, INC.

We consent to the incorporation by reference in the registration statement on Form S-4 of Computer Associates International, Inc. of our report dated
March 29, 1999, with respect to the consolidated balance sheets of Platinum TECHNOLOGY International, INC. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the Form 8-K of Computer Associates International, Inc. dated May 28, 1999 and to the reference to our firm under the headings "Experts" in the Registration Statement.

                                          /s/ KPMG LLP


Chicago, Illinois
March 8, 2000